UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2011

RUBICON FINANCIAL INCORPORATED
 (Exact name of registrant as specified in its charter)

Nevada	000-29315	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, First Floor Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 668-9567

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 7, 2011, the Registrant was served with a Notice of Entry of Judgment on Sister-State Judgment resulting from a purported default judgment entered against the Registrant from the District Court of Harris County, Texas 281st Judicial District on or about August 19, 2011.  The default judgment was granted to American International Industries, Inc. (“AMIN”) against the Registrant in the amount of $2,030,114.40.

The Registrant disputes the validity of the default judgment, believed it had settled any and all disputes with AMIN, the underlying suit was dismissed by the Texas court, and believes there are a number of other legal issues involved in this case; including, but not limited to, improper service, abuse of process, and accord and satisfaction. The Registrant’s counsel is aggressively pursuing setting aside the default judgment, or at a minimum staying any enforcement of the judgment, and pursuing possible sanctions against AMIN and its attorneys.

The default judgment arises from a suit filed by AMIN in March of 2010 alleging breach of contract, rescission, fraudulent inducement, common law fraud and fraud in the sale of securities relating to a November 2007 Stock Purchase and Investment Agreement between the Registrant and AMIN. This suit was originally dismissed by the Texas court in December of 2010. The agreement with AMIN was for an aggregate of $2,000,000 through the sale and issuance of 1,000,000 shares of the Registrant’s restricted common stock for $2.00 per share. Pursuant to the agreement, the Registrant issued 1,000,000 shares of its restricted common stock in exchange for payment by AMIN of $1,000,000 in cash and the issuance of 200,000 shares of AMIN’s restricted common stock, valued at $5.00 per share based on the trading price of AMIN’s common stock at the time.

The Registrant believes AMIN’s claims are totally without merit and intends to vigorously defend itself from this malicious suit. However, the Registrant can provide no assurance as to the ultimate outcome of this matter and if the default judgment is upheld it will have a material adverse effect upon the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
      Joseph Mangiapane, Jr., Chief Executive Officer

Date: December 20, 2011